Exhibit 99.1

Consolidated Financial Statements of European Capital Limited

The accompanying consolidated financial statements of European Capital Limited, a wholly-owned portfolio company of American Capital, Ltd., are being provided pursuant to Rule 3-09 of Regulation S-X. These consolidated financial statements are as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 and are prepared in accordance with accounting principles generally accepted in the United States.

In accordance with Rule 3-09 of Regulation S-X, only the 2013 consolidated financial statements are required to be audited under U.S. Generally Accepted Auditing Standards as 2013 was the only year in which European Capital Limited met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X. The consolidated financial statements as of and for the year ended December 31, 2012 is unaudited.

Report of Independent Auditors

To the Board of European Capital Limited
We have audited the accompanying consolidated financial statements of European Capital Limited (the “Company”), which comprise the consolidated balance sheets including the consolidated schedules of investments as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in net assets, and cash flows and the consolidated financial highlights for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements and consolidated financial highlights referred to above, present fairly, in all material respects, the consolidated financial position of European Capital Limited at December 31, 2014 and December 31, 2013 and the consolidated results of its operations, changes in its net assets and its cash flows and consolidated financial highlights, for the years then ended in conformity with U.S. generally accepted accounting principles.

Other Matter
The accompanying consolidated statements of operations, changes in its net assets, its cash flows and consolidated financial highlights for year ended December 31, 2012 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Ernst & Young LLP
Guernsey, Channel Islands
2 March 2015

EUROPEAN CAPITAL LIMITED
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

		31 December
	Notes	2014	2013
Assets
Investments at fair value (Cost basis of €693,266 and €1,031,190, respectively)	3	€483,155	€770,175
Cash and cash equivalents		262,198	88,812
Restricted cash and cash equivalents		27	13,286
Interest receivable		1,286	2,062
Other		4,041	10,215
Total assets		€750,707	€884,550

Liabilities and Shareholders' Equity
Debt (maturing within one year €250 and €680, respectively)	5	€113,952	€107,154
Due to European Capital Asset Management Limited		1,296	2,377
Derivative agreements at fair value		3,003	1,410
Other	6	68,342	54,731
Total liabilities		186,593	165,672

Commitments and contingencies
Shareholders' equity:
Ordinary shares (nil par value, authorised to issue unlimited number of shares, 160,994 issued and 159,443 outstanding)	8	224,475	224,475
Undistributed net realised earnings	8	654,109	835,563
Net unrealised foreign currency depreciation		(32,978)	(81,069)
Net unrealised depreciation of investments		(281,492)	(260,091)
Total shareholders' equity		564,114	718,878

Total liabilities and shareholders' equity		€750,707	€884,550

Net asset value per ordinary share		€3.54	€4.51

The accompanying notes form an integral part of these consolidated financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

		Year Ended 31 December
	Notes	2014	2013	2012
				(unaudited)
Operating Revenue:
Interest and dividend income		€48,792	€84,234	€69,227
Fee and other income		1,275	917	723
Total operating revenue	9	50,067	85,151	69,950
Operating Expenses:
Interest		3,534	15,153	23,818
Management fee	10	16,341	21,499	22,695
General and administrative		1,765	3,949	2,248
Total operating expenses		21,640	40,601	48,761
Net Operating Income Before Income Taxes		28,427	44,550	21,189
Provision for income taxes		(151)	(114)	(50)
Net Operating Income		28,276	44,436	21,139

Net realised foreign currency (losses) gains		(24,235)	(18,901)	4,815

Net realised gains (losses) on investments		89,505	(158,340)	(6,304)

Total Net Realised Earnings (Losses)	8	93,546	(132,805)	19,650

Net foreign currency unrealised appreciation	8	48,091	20,021	8,989

Net unrealised (depreciation) appreciation of investments	8	(21,401)	256,862	49,425

Net Increase in Net Assets Resulting from Operations		€120,236	€144,078	€78,064

The accompanying notes form an integral part of these consolidated financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

(in thousands, except per share data)

		Year Ended 31 December
	Notes	2014	2013	2012
				(unaudited)
Operations:
Net operating income		€28,276	€44,436	€21,139
Net foreign currency (losses) gains		(24,235)	(18,901)	4,815
Net realised gains (losses) on investments		89,505	(158,340)	(6,304)
Net foreign currency unrealised appreciation		48,091	20,021	8,989
Net unrealised (depreciation) appreciation of investments		(21,401)	256,862	49,425
Net increase in net assets resulting from operations		120,236	144,078	78,064

Shareholder distribution
Distribution to Shareholders	8	(275,000)	(130,000)	—
Total decrease in net assets resulting from shareholder distributions		(275,000)	(130,000)	—

Total (decrease) increase in net assets		(154,764)	14,078	78,064

Net assets at beginning of year		718,878	704,800	626,736

Net assets at end of year		€564,114	€718,878	€704,800

Net asset value per share		€3.54	€4.51	€4.42

Shares outstanding at end of year		159,443	159,443	159,443

The accompanying notes form an integral part of these consolidated financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended 31 December
	2014	2013	2012
			(unaudited)
Operating activities:
Net increase in net assets resulting from operations	€120,236	€144,078	€78,064
Adjustment to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Payment-in-kind interest and non-cash dividend income	(30,570)	(52,361)	(31,209)
Accretion of deferred fee income	(748)	(3,417)	(813)
Amortisation of deferred financing costs	120	2,977	1,188
Foreign exchange movements	(23,856)	(1,120)	(13,804)
Net realised (gains) losses on investments	(89,505)	158,340	6,304
Net depreciation (appreciation) of investments	21,401	(256,862)	(49,425)
(Decrease) increase in payables due to affiliates, net	(244)	168	795
Decrease in interest receivable	3,433	5,870	5,314
(Decrease) increase in interest payable	(441)	(10,323)	3,574
Decrease (increase) in other assets	1,599	(2,255)	(592)
(Decrease) increase in other liabilities	(270)	346	(2,559)
Net cash provided by (used in) operating activities	1,155	(14,559)	(3,163)

Investing activities:
Purchases of investments	(128,932)	(81,183)	(126,521)
Principal repayments	177,457	291,964	68,872
Collection of payment-in-kind interest and dividends	152,369	108,945	9,440
Proceeds from loan syndications and loan sales	19,922	113,752	1,809
Proceeds from sale of equity instruments	225,033	67,241	2,050
Payments on derivative contracts, net	—	(17,655)	(6,973)
Net cash provided by (used in) investing activities	445,849	483,064	(51,323)

Financing activities:
Repayment of secured senior debt (Senior Secured Floating Rate Notes), net	—	(251,285)	(21,522)
(Repayments of) draws on unsecured revolving credit facility with affiliate, net	—	(72,555)	23,188
Decrease in debt service escrows	13,259	72,425	53,120
Distributions paid	(275,000)	(130,000)	—
Redemption of preferred share capital	(17,222)	(1,372)	(305)
Net cash (used in) provided by financing activities	(278,963)	(382,787)	54,481

Net increase (decrease) in cash and cash equivalents	168,041	85,718	(5)
Foreign exchange movements in cash and cash equivalents	5,344	521	(225)
Cash and cash equivalents at beginning of period	88,812	2,573	2,803
Cash and cash equivalents at end of period	€262,198	€88,812	€2,573
Supplemental Disclosures:
Cash paid for interest	€3,855	€22,499	€19,055
Cash paid for taxes	€141	€83	€166

The accompanying notes form an integral part of these consolidated financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Year Ended 31 December
	2014	2013	2012
			(unaudited)
Per Share Data (1):
Net asset value at beginning of period	€4.51	€4.42	€3.93

Net operating income	0.18	0.28	0.13
Net foreign currency (losses) gains	(0.15)	(0.12)	0.03
Net realised gains (losses) on investments	0.56	(0.99)	(0.04)
Net foreign currency unrealised appreciation	0.30	0.13	0.06
Net unrealised (depreciation) appreciation of investments	(0.13)	1.61	0.31
Total increase in net assets resulting from operations	0.75	0.91	0.49
Distribution to Shareholders	(1.72)	(0.82)	—
Net asset value at end of period	€3.54	€4.51	€4.42

Ratios/Supplemental Data:
Total return (constant investment) (2)	12.5%	17.6%	10.5%
Shares outstanding at end of period	159,443	159,443	159,443
Weighted average number of shares	159,443	159,443	159,443
Net assets at end of period	€564,114	€718,878	€704,800
Average net assets (3)	€649,601	€749,623	€661,141
Average debt outstanding (4)	€109,553	€289,663	€450,519
Average debt per share	€0.69	€1.82	€2.83

Net Asset Ratios excluding waived incentive fee
Ratio of operating expenses, net of interest expense, to average net assets	2.79%	3.39%	3.77%
Ratio of interest expense to average net assets	0.54%	2.02%	3.60%
Ratio of operating expenses to average net assets	3.33%	5.42%	7.38%
Ratio of net operating income to average net assets	4.35%	5.93%	3.2%

Net Asset Ratios including waived incentive fee
Ratio of operating expenses, net of interest expense, to average net assets	6.49%	7.24%	6.13%
Ratio of operating expenses to average net assets	7.03%	9.26%	9.74%
Ratio of net operating income to average net assets	0.65%	2.08%	0.84%

(1) Basic weighted average per share data.
(2) Total return (constant investment) is based on the product of returns calculated on constant invested capital and geometrically linked based on capital cash flow dates.
(3) Average net assets are calculated based on a quarterly basis.
(4) Average debt outstanding is calculated on a daily basis.

The accompanying notes form an integral part of these consolidated financial statements.

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2014 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Ares European III B.V.	—	Diversified Financial Services	Subordinated Notes		5,000	2,823	2,867
Bellotto Holdings Limited (Hillarys Blinds)	UK	Household Durables	Preferred Stock (3)		1,683	1,683	1,683
			Preferred Stock (3)	7,300,610		26,796	28,366
			Common Stock (4)	2,697,010		82,270	85,263
						110,748	115,312
Blue Topco GmbH (Euro Druckservice)	Germany	Commercial Services & Supplies	Senior Debt		2,189	1,730	1,751
			Subordinated Debt (5)		7,066	6,262	2,150
						7,993	3,901
Cordatus CLO II plc (CVC Cordatus CLO II)	—	Diversified Financial Services	Subordinated Notes		5,000	1,791	4,978
Delsey Holdings S.A.S.	France	Textiles, Apparel & Luxury Goods	Senior Debt		73,582	73,582	69,295
			Subordinated Debt (5)		10,012	8,583	1,946
						82,165	71,241
Eaton Vance CDO X plc	—	Diversified Financial Services	Subordinated Notes		7,000	1,176	4,320
Euro-Galaxy II CLO B.V. (AIG Global Investment Corp Limited)		Diversified Financial Services	Income Notes		2,483	2,266	2,321
			Subordinated Notes		5,500	2,688	4,131
						4,955	6,452
European Capital UK SME Debt LP	UK	Diversified Financial Services	Partnership Interest	500		454	454
Financière H S.A.S. (Audika)	France	Health Care Equipment & Supplies.	Subordinated Debt (5)		12,316	7,965	7,819
			Convertible Bonds (4)	930,558		47,816	—
						55,781	7,819
Financière Newglass S.A.S. (Devglass)	France	Building Products	Convertible Bonds (4)	1		21,470	21,470
			Common Stock (4)	8,000,000		8,000	5,121
						29,470	26,591
Financière OFIC S.A.S. (Onduline)	France	Building Products	Warrants (4)	1,574,600		—	2,290
Financière Poult S.A.S. (Poult)	France	Food Products	Subordinated Debt		13,358	13,358	13,054
			Warrants (4)	670,150		—	—
						13,358	13,054
Financière Riskeco S.A.S. (Risk & Co)	France	Diversified Consumer Services	Senior Debt		11,604	11,604	11,305
			Warrants (4)	702,650		—	—
						11,604	11,305
Financière Tarmac S.A.S. (Batisanté)	France	Commercial Services & Supplies	Senior Debt		4,136	3,329	4,171
			Subordinated Debt (5)		41,912	32,332	32,332
			Convertible Bonds (4)	8,665,001		8,647	—
			Preferred Stock (3)(4)		3,023	6,660	—
			Warrants (4)	1		—	—
						50,968	36,503
Groupe INSEEC	France	Education Services	Senior Debt		38,734	38,734	37,669
			Warrants (4)	655,650		—	—
						38,734	37,669
Hilding Anders AB	Sweden	Household Durables	Subordinated Debt (5)		29,819	14,609	—
Holding Saint Augustine S.A.S. (Soflog)	France	Air Freight & Logistics	Senior Debt		4,000	4,000	4,000
			Convertible Bonds (4)	1,982,668		12,350	—
			Preferred Stock (3) (4)	1		—	884
						16,350	4,884

Legendre Holding 31 S.A. (Asmodee)	France	Leisure Products	Senior Debt		56,250	56,250	53,490

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2014 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
			Common Stock (4)	51,975,983		5,198	5,198
			Warrants (4)	21,153,420		—	—
						61,448	58,688
Miles 33 Limited	UK	Media	Senior Debt		6,773	6,773	6,773
			Subordinated Debt		13,762	13,762	13,762
			Preferred Stock (3)(4)		59,135	24,921	7,078
			Common Stock (4)	600,000		767	—
						46,223	27,613
Mobipark S.A.S. (Parkeon)	France	Machinery	Senior Debt		2,005	1,941	1,828
			Convertible Bonds (4)	23,082,525		7,669	1,419
			Preferred Stock (3)(4)	25,751,312		6,505	3,632
						16,115	6,879
Modacin France S.A.S. (Camaieu)	France	Textiles, Apparel & Luxury Goods	Subordinated Debt (5)		19,072	10,338	—
MP Equity S.A.S. (Marco Polo Foods)	France	Food Products	Preferred Stock (3)(4)	20,700		2	—
			Preferred Stock (3)(4)		2,190	2,068	—
			Common Stock (4)	1,663,526		—	—
			Warrants (4)	137,862		—	—
						2,070	—
Parts Holding Coörperatief U.A	France	Auto Components	Common Stock (4)	568,624		—	4,469
Skrubbe Vermogensverwaltungsgesellschaft mbH (Sausalitos)	Germany	Hotels, Restaurants & Leisure	Senior Debt		10,140	10,140	9,931
			Warrants (4)	1		—	—
						10,140	9,931
The Flexitallic Group S.A.S.	France	Energy Equipment & Services	Senior Debt		21,842	21,842	21,611
			Warrants (4)	519,523		—	—
						21,842	21,611
Tiama 2 S.A.S.	France	Machinery	Subordinated Debt (5)		41,193	23,079	—
Unipex Neptune International SAS	France	Chemical	Subordinated Debt		4,370	4,370	4,323
			Warrants (4)	64,000		—	—
						4,370	4,323
Zodiac Marine and Pool S.A. (Zenith)	France	Marine	Senior Debt (5)		31,222	22,707	—
			Subordinated Debt (5)		57,543	31,955	—
						54,662	—

						693,266	483,155
(1) Certain of the securities are issued by affiliate(s) of the portfolio company listed.
(2) Principal represents the original principal of an investment plus any compounded PIK translated, where relevant, at the exchange rate ruling at the balance sheet date. Cost represents the cost of investments at historical exchange rates when the investment is denominated in currencies other than the euro. Fair value is the market value of the investment translated where relevant, at the exchange rate ruling at the balance sheet date. The difference between fair value and cost in the above table is a combination of the amounts shown as appreciation (depreciation) and foreign currency appreciation (depreciation) in consolidated statement of operations.

(3) Preferred Stock includes loan stock which carries a PIK-only component and on occasion has conversion rights.
(4) Common stock and warrants are non-income producing. Preference stocks that are on non-accrual.
(5) Debt security is on non-accrual status and therefore considered non-income producing.

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2013 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Ares European III B.V.	—	Diversified Financial Services	Subordinated Notes		5,000	3,892	3,267
Bellotto Holdings Limited (Hillarys Blinds)	UK	Household Durables	Preferred Stock (3)		21,149	20,301	21,158
			Preferred Stock (3)	5,384,889		15,168	16,133
			Common Stock (4)	1,470,791		73,563	16,335
						109,032	53,626
Blue Topco GmbH (Euro Druckservice)	Germany	Commercial Services & Supplies	Senior Debt		2,302	1,596	1,729
			Subordinated Debt (5)		6,810	6,164	1,892
			Preferred Stock (3)(4)		61	37	—
			Common Stock (4)	2,432,750		—	—
						7,797	3,621
Cordatus CLO II plc (CVC Cordatus CLO II)	—	Diversified Financial Services	Subordinated Notes		5,000	2,463	2,185
DC Green Beteiligungs GmbH (DruckChemie)	Germany	Household Products	Subordinated Debt (5)		36,840	25,000	—
			Warrants (4)	250,000		—	—
						25,000	—
Delsey Holdings S.A.S.	France	Textiles, Apparel & Luxury Goods	Senior Debt		70,795	72,480	69,134
			Subordinated Debt		8,583	9,008	6,402
						81,488	75,536
Eaton Vance CDO X plc	—	Diversified Financial Services	Subordinated Notes		7,000	2,124	4,662
Emperor Bidco Limited (Bestinvest)	UK	Diversified Financial Services	Subordinated Debt		24,454	23,373	24,943
			Preferred Stock (3)(4)		6,013	2,766	1,897
			Common Stock (4)	15,052		20	—
						26,159	26,840
Euro-Galaxy II CLO B.V. (AIG Global Investment Corp Limited)	—	Diversified Financial Services	Income Notes		3,204	2,982	3,036
			Subordinated Notes		5,500	3,322	3,396
						6,304	6,432
Fat Face World Borrowings Limited	UK	Textiles, Apparel & Luxury Goods	Senior Debt		29,357	34,529	26,390
FB Raphael 1 Limited (Farrow & Ball)	UK	Household Products	Preferred Stock (3)		105,256	118,647	105,256
			Common Stock (4)	68,125		65	98,913
			Warrants (4)	4,058		—	5,934
						118,712	210,103
Financière H S.A.S. (Audika)	France	Health Care Equipment & Supplies.	Subordinated Debt (5)		11,084	7,965	8,285
			Convertible Bonds (4)	930,558		47,816	—
						55,781	8,285
Financière Newglass S.A.S. (Devglass)	France	Building Products	Subordinated Debt		7,636	8,183	8,183
			Convertible Bonds	1		23,091	23,091
			Common Stock (4)	8,000,000		8,000	7,462
						39,274	38,736
Financière OFIC S.A.S. (Onduline)	France	Building Products	Warrants (4)	1,574,600		—	11,923
Financière Robin S.A.S. (Sud Robinetterie)	France	Oil, Gas & Consumable Fuels	Subordinated Debt		48,034	50,706	49,511
			Warrants (4)	2,167,300		—	75
						50,706	49,586

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2013 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Financière Tarmac S.A.S. (Batisanté)	France	Commercial Services & Supplies	Senior Debt		4,763	3,711	4,763
			Subordinated Debt (5)		39,654	31,366	23,190
			Convertible Bonds (4)	8,665,001		8,647	—
			Preferred Stock (3)(4)		2,854	6,660	—
			Warrants (4)	1		—	—
						50,384	27,953
Finartex S.A.S. (Vivarte )	France	Specialty Retail	Senior Debt		8,000	8,000	5,529
Groupe INSEEC	France	Education Services	Senior Debt		37,500	37,591	37,591
			Warrants (4)	656,650		—	—
						37,591	37,591
Hilding Anders AB	Sweden	Household Durables	Subordinated Debt (5)		26,226	14,609	—
HoGi Beteiligungs GmbH (Hofmann)	Germany	Food Products	Subordinated Debt		44,559	45,164	45,136
			Preferred Stock (3)		1,715	2,753	2,725
			Preferred Stock (3)	3,246,750		3,247	5,142
			Common Stock (4)	59,650		60	6,173
						51,224	59,176
Holding Saint Augustine S.A.S. (Soflog)	France	Air Freight & Logistics	Senior Debt		4,000	4,000	4,000
			Convertible Bonds (4)	1,982,668		12,350	—
			Preferred Stock (3) (4)	1		—	137
						16,350	4,137
Mail Acquisitions Holdings Limited (DX Services)	UK	Commercial Services & Supplies	Senior Debt		13,174	16,231	7,146
			Common Stock (4)	5,231		43,191	8,893
						59,422	16,039
Miles 33 Limited	UK	Media	Senior Debt		9,042	9,558	9,042
			Subordinated Debt		12,083	13,371	12,275
			Preferred Stock (3)(4)		47,933	28,859	10,632
			Common Stock (4)	600,000		883	—
						52,671	31,949
Mobipark S.A.S. (Parkeon)	France	Machinery	Senior Debt		1,241	1,241	1,241
			Convertible Bonds (4)	23,082,525		7,669	—
			Preferred Stock (3)(4)	25,751,312		6,505	3,191
						15,415	4,432
Modacin France S.A.S. (Camaieu)	France	Textiles, Apparel & Luxury Goods	Senior Debt		20,000	19,795	12,015
			Subordinated Debt (5)		16,973	10,338	2,761
						30,133	14,776
MP Equity S.A.S. (Marco Polo Foods)	France	Food Products	Preferred Stock (3)(4)		108	—	—
			Common Stock (4)	1,663,526		9,911	—
						9,911	—
NoteMachine	UK	Business Equipment & Services	Senior Debt		10,533	10,897	10,549
Parts Holding Coörperatief U.A	France	Auto Components	Common Stock (4)	568,624		—	2,850
Qidnax AB (Scandic Hotel)	Sweden	Hotels, Restaurants & Leisure	Subordinated Debt		13,636	13,566	10,290
The Flexitallic Group S.A.S.	France	Energy Equipment & Services	Senior Debt		19,137	20,466	19,553
			Warrants (4)	519,523		—	—
						20,466	19,553
Tiama 2 S.A.S.	France	Machinery	Subordinated Debt (5)		35,318	23,079	—

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2013 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Unipex Neptune International SAS	France	Chemical	Subordinated Debt		4,000	4,159	4,159
			Warrants (4)	64,000		—	—
						4,159	4,159
Zodiac Marine and Pool S.A. (Zenith)	France	Marine	Senior Debt (5)		29,610	22,707	—
			Subordinated Debt (5)		45,839	27,345	—
						50,052	—

						1,031,190	770,175
(1) Certain of the securities are issued by affiliate(s) of the portfolio company listed.
(2) Principal represents the original principal of an investment plus any compounded PIK translated, where relevant, at the exchange rate ruling at the balance sheet date. Cost represents the cost of investments at historical exchange rates when the investment is denominated in currencies other than the euro. Fair value is the market value of the investment translated where relevant, at the exchange rate ruling at the balance sheet date. The difference between fair value and cost in the above table is a combination of the amounts shown as appreciation (depreciation) and foreign currency appreciation (depreciation) in consolidated statement of operations.

(3) Preferred Stock includes loan stock which carries a PIK-only component and on occasion has conversion rights.
(4) Common stock and warrants are non-income producing. Preference stocks that are on non-accrual.
(5) Debt security is on non-accrual status and therefore considered non-income producing.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Note 1. Organisation
European Capital Limited (together with its consolidated subsidiaries referred to as “European Capital”, “we” and “us”) is an investment company incorporated on 25 August 2005 in Guernsey, Channel Islands for pan-European equity, mezzanine and senior debt investment. The investment objective of European Capital is to provide its investor with dividend income and the potential for share value appreciation by investing in debt and equity investments in private and public companies headquartered primarily in Europe. European Capital Limited is the parent and sole shareholder of European Capital S.A. SICAR, a company incorporated in Luxembourg as an investment company. Through this company we invest in and sponsor management and employee buyouts, invest in private equity buyouts and provide capital directly to private and middle market companies in Europe. European Capital S.A. SICAR is the parent and sole shareholder of ECAS S.à r.l. and ECAS II S.à r.l., investment companies incorporated in Luxembourg. Through these companies we invest in debt instruments in transactions in management and employee buyouts, private equity buyouts and transactions that provide capital directly to private and middle market companies in Europe. European Capital S.A. SICAR is the parent and sole shareholder of ECAS Agent S.A.S., a company incorporated in France, which provides bond agency services to European Capital’s portfolio companies incorporated in France.
European Capital has an affiliated vehicle, ECAS 2011-1 Loan B.V. that was established to facilitate secured borrowing arrangements whereby assets were transferred to the affiliated vehicle and notes were sold by the vehicle. These transfers of assets are treated as secured borrowing arrangements in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 860, Transfers and Financing (“ASC 860”) and our consolidated financial statements include the accounts of the affiliated vehicle established for secured financing arrangements. Following the full repayment of the Senior Secured Floating Rate Notes, during the year ended 31 December 2014, ECAS 2011-1 Loan B.V. was put in liquidation. The liquidation was completed on 8 January 2015.
American Capital, Ltd (“American Capital”), a United States based investor in equity and mezzanine debt securities, wholly owns the ordinary shares of European Capital. With effect from 1 October 2014 American Capital consolidates European Capital within its financial statements, prior to that it was accounted for as an investment at fair value. An investment management agreement is in place between European Capital and European Capital Asset Management Limited (the “Investment Manager”), a wholly-owned subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital.
European Capital’s fiscal year end is 31 December.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying annual consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The financial statements include audited financial statements for 2013 and unaudited financial statements for 2012 as they are presented in the regulatory filings of American Capital.
Use of Estimates in Preparation of Consolidated Accounts
The preparation of consolidated accounts in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated accounts, and revenues and expenses during the period reported. Actual results could differ from those estimates.
Consolidation
Under FASB ASC Topic 946, Financial Services - Investment Companies, we are precluded from consolidating any entity other than another investment company that acts as an extension of our investment operations and facilitates the execution of our investment strategy. An exception to this guidance occurs if the investment company has an investment in a controlled operating company that provides substantially all of its services to the investment company. The consolidated accounts of European Capital include the accounts of European Capital Limited, European Capital S.A. SICAR, ECAS S.à r.l., ECAS II S.à r.l., ECAS Agent S.A.S. and ECAS 2011-1 Loan B.V. Investments in other investment companies or funds are recorded as investments in the accompanying consolidated accounts and are not consolidated. All intercompany accounts have been eliminated on consolidation.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Investment Valuation Policy
Our investments consist of loans and securities issued by privately-held companies, including senior debt, mezzanine debt, equity warrants and preferred and common equity securities. We also invest in collateralised debt obligations and collateralised loan obligations (“Structured Products”).
We fair value our investments in accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) as determined in good faith by our Board of Directors. We undertake a multi-step valuation process each quarter to determine the fair value of our investments in accordance with ASC 820. The quarterly valuation process begins with the development of a preliminary valuation recommendation for each investment by our Financial Advisory and Consulting Team (“FACT”), which is composed of valuation and audit professionals responsible for monitoring portfolio compliance and valuations. In preparing the preliminary valuation recommendations, FACT receives assistance from our investment professionals that both originated and monitor the investment as well as assistance from other departments including operations, accounting and legal. The preliminary valuation recommendations are reviewed by senior management and then presented to our Audit, Compliance and Valuation Committee for review and approval. Subsequent to the approval from our Audit, Compliance and Valuation Committee, the valuation recommendations are sent to our Board of Directors for final approval. When available, we base the fair value of our investments that trade in active markets on directly observable market prices or on market data derived for comparable assets. For restricted securities of companies that are publicly traded, the value is based on the closing market quote on the valuation date less a discount for the restriction. For all other investments, inputs used to measure fair value reflect management’s best estimate of assumptions that would be used by market participants in pricing the investment in a hypothetical transaction. For these investments, we estimate the fair value of our senior debt, mezzanine debt, redeemable and convertible preferred equity, common equity and equity warrants using either an enterprise value waterfall methodology, which generally combines market and income approaches, or a market yield valuation methodology utilizing the income approach. We estimate the fair value of our Structured Products using the market and income approaches, as well as third-party broker quotes
ASC 820 provides a framework for measuring the fair value of assets and liabilities and provides guidance regarding a fair value hierarchy, which prioritises information used to measure fair value and the effect of fair value measurements on earnings. Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realised on these investments to be different than the valuations currently assigned.
ASC 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The price used to measure the fair value is not adjusted for transaction costs while the cost basis of our investments may include initial transaction costs. Under ASC 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market for an asset or liability is the market in which the reporting entity would sell or transfer the asset or liability with the greatest volume and level of activity for the asset or liability. In determining the principal market for an asset or liability under ASC 820, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market.
The market in which we would sell our non-controlled debt and all of our equity investments is the mergers and acquisitions (“M&A”) market. Under ASC 820, we have identified the M&A market as the principal market for our investments in these portfolio companies only if we have the ability to control the decision to sell the portfolio company as of the measurement date. We determine whether we have the ability to control the decision to sell a portfolio company based on our ability to control or gain control of the board of directors of the portfolio company as of the measurement date and rights within the shareholders agreement. For investments in portfolio companies for which we do not have the ability to control or gain control as of the measurement date and for which there is no active market, the principal market under ASC 820 is a hypothetical secondary market.
Accordingly, we use the M&A market as the principal market for our investments in portfolio companies that we control or can gain control as of the measurement date, and we use a hypothetical secondary market for our investments in portfolio companies that we do not control or cannot gain control as of the measurement date. However, to the extent

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

that an active market exists for such investments, we will consider that as the principal market. Our valuation policy considers the fact that no ready active market exists for a significant amount of our investments and that the fair value for our investments must typically be determined using unobservable inputs.
Enterprise Value Waterfall Methodology
For investments in portfolio companies that we have identified the M&A market as the principal market, we estimate the fair value based on the enterprise value waterfall (“Enterprise Value Waterfall”) valuation methodology. For minority equity securities in which the principal market is the hypothetical secondary market, we also estimate the fair value using the Enterprise Value Waterfall valuation methodology.
Under the Enterprise Value Waterfall valuation methodology, we estimate the enterprise value of a portfolio company and then waterfalls the enterprise value over the portfolio company’s securities in order of their preference relative to one another. In applying the Enterprise Value Waterfall valuation methodology, we consider that in a change of control transaction our loans are generally required to be repaid at par and that a buyer cannot assume the loan.
To estimate the enterprise value of the portfolio company, we prepare an analysis of traditional valuation methodologies including valuations of comparable public companies, recent sales of private and public comparable companies, discounting the forecasted cash flows of the portfolio company, estimating the liquidation or collateral value of the portfolio company’s assets, third-party valuations of the portfolio company, offers from third-parties to buy the portfolio company and considering the value of recent investments in the equity securities of the portfolio company. Significant inputs in these valuation methodologies to estimate enterprise value include the historical or projected operating results of the portfolio company, selection of comparable companies, discounts or premiums to the prices of comparable companies and discount rates applied to the forecasted cash flows. The operating results of a portfolio company may be unaudited, projected or pro forma financial information and may require adjustments for non-recurring items or to normalise the operating results that may require significant judgment in its determination. In addition, projecting future financial results requires significant judgment regarding future growth assumptions. In evaluating the operating results, we also analyse the impact of exposure to litigation, loss of customers or other contingencies. The selection of a population of comparable companies requires significant judgment including a qualitative and quantitative analysis of the comparability of the companies. In determining a discount or premium, if any, to prices of comparable companies, we use significant judgment for factors such as size, marketability, relative performance and for portfolio companies in which we control, a control premium to the market price of comparable public companies. In determining a discount rate to apply to forecasted cash flows, we use significant judgment in the development of an appropriate discount rate including the evaluation of an appropriate risk premium. Further, a change in the future growth assumptions in projected future financial results could have a directionally opposite change in the assumptions used for determining an appropriate discount rate.
In valuing convertible debt, equity or other similar securities, we value our investment based on its priority in the waterfall and based on our pro rata share of the residual equity value available after deducting all outstanding debt from the estimated enterprise value. We value non-convertible debt at the face amount of the debt to the extent that the estimated enterprise value of the portfolio company exceeds the outstanding debt of the portfolio company. If the estimated enterprise value is less than the outstanding debt of the portfolio company, we reduce the fair value of our debt investment beginning with the junior most debt such that the enterprise value less the fair value of the outstanding debt is zero.
Market Yield Valuation Methodology
For debt and redeemable preferred equity investments in portfolio companies for which we are required to identify a hypothetical secondary market as the principal market, we estimate the fair value based on the assumptions that we believe hypothetical market participants would use to value the investment in a current hypothetical sale using a market yield (“Market Yield”) valuation methodology based on an exchange valuation premise under ASC 820.
For debt and redeemable preferred equity investments of our investment portfolio for which we do not control or cannot gain control as of the measurement date and no active market exists, we estimate the fair value based on such factors as third-party broker quotes and our own assumptions in the absence of market observable data, including estimated remaining life, current market yield and interest rate spreads of similar loans and securities as of the measurement date. We weight the use of third-party broker quotes, if any, in determining fair value based on our understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer. We estimate the remaining life based on market data of the average life of similar loans. However,

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

if we have information available to us that the loan is expected to be repaid in the near term, we would use an estimated remaining life based on the expected repayment date, including considering the current maturity date of the loan. The average life used to estimate the fair value of our loans may be shorter than the legal maturity of the loans since our loans have historically been prepaid prior to the maturity date. The current interest rate spreads used to estimate the fair value of our loans is based on our experience of current interest rate spreads on similar loans. We use significant judgment in determining the estimated remaining life as well as the current market yield and interest rate spreads. If there is a significant deterioration of the credit quality of a loan, we may consider other factors that a hypothetical market participant would use to estimate fair value, including the proceeds that would be received in a liquidation analysis.
We fair value our investments in Structured Products based on such factors as third-party broker quotes, purchases or sales of the same or similar securities, and our cash flow forecasts. Cash flow forecasts are subject to assumptions a market participant would use regarding the investments’ underlying collateral including, but not limited to, assumptions of default and recovery rates, reinvestment spreads and prepayment rates. Cash flow forecasts are discounted using a market participant’s market yield assumptions that are derived from multiple sources including, but not limited to, third-party broker quotes, industry research reports, and transactions of securities and indices with similar structure and risk characteristics. We weight the use of third-party broker quotes, if any, in determining fair value based on the correlation of changes in third-party broker quotes with underlying performance and other market indices.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value.
Concentration of Credit Risk
We place our cash and cash equivalents with major financial institutions and cash held in current accounts.
Restricted Cash
Cash accounts restricted per our secured credit facilities for collection of interest and principal payments that are required to be used to pay interest and principal on the credit facility are classified as restricted cash. In addition, cash accounts restricted as reserves per our secured credit facilities are classified as restricted cash. Restricted cash also includes cash posted as collateral against various derivative contracts. Restricted cash is carried at cost which approximates fair value.
Loans to Investment Manager Employees
Loans to employees of the Investment Manager are recorded at fair value. This is calculated by taking the outstanding principal amount of the loans and reducing it to the fair value of the shares associated with the arrangement. The face value of the loan is revalued to fair market value at each balance sheet date, with the movement being recognised in net unrealised appreciation (depreciation) of investments on the Consolidated Statements of Operations.
Interest and Dividend Income Recognition
Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. Original issue discount (“OID”) and purchased discount and premiums are accreted into interest income using the effective interest method, where applicable. In addition to loans originally issued below par, OID also includes the value of detachable equity warrants obtained in conjunction with the origination of debt securities and loan origination fees that represent yield enhancement. Loan origination fees are recorded as fee income upon receipt or deferred and accreted into interest income using the effective interest method. We record prepayment premiums on loans and other investments as interest income when such amounts are received. Dividend income is recognised on the ex-dividend date for publicly traded portfolio companies and the record date for private portfolio companies for common equity securities. Dividend income is recognised on an accrual basis for preferred equity securities to the extent that such amounts are expected to be collected or realised. In determining the amount of dividend income to recognise, if any, from cash distributions on common equity securities, we will assess many factors including a portfolio company’s cumulative undistributed income and operating cash flow. Cash distributions from common equity securities received in excess of such undistributed amounts are recorded first as a reduction of our investment and then as a realised gain on investment. We stop accruing interest or dividends on our investments when it is determined that the interest or dividend is not collectible. We assess the collectability of the interest and dividends based on many factors including the portfolio company’s ability to service our loan based on current and projected cash flows as well as the current

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

valuation of the portfolio company’s total enterprise value. For investments with payment-in-kind (“PIK”) interest and cumulative dividends, we base income and dividend accruals on the valuation of the PIK notes or securities received from the borrower or the redemption value of the security. If the portfolio company valuation indicates a value of the PIK notes or securities that is not sufficient to cover the contractual interest or dividend, we will not accrue interest or dividend income on the notes or securities and will record an allowance for any accrued interest or dividend receivable as a reduction of interest or dividend income in the period we determine it is not collectible.
A change in the portfolio company valuation assigned by us could have an effect on our recognition of interest income on debt investments and dividend income of preferred stock investments. Also, a change in a portfolio company’s operating performance and cash flows can impact a portfolio company’s ability to service our debt and therefore could impact our interest income recognition.

Interest income on Structured Products is recognised on the effective interest method as required by FASB ASC Subtopic 325-40, Investments-Other, Beneficial Interests in Securitized Financial Assets (“ASC 325-40”). Under ASC 325-40, at the time of purchase, we estimate the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our cost basis. Subsequent to the purchase and on a quarterly basis, these estimated cash flows are updated and a revised yield is calculated prospectively based on the current amortised cost of the investment. To the extent the current quarterly estimated cash flows decrease from the prior quarterly estimated cash flows, the revised yield is calculated prospectively based on the amortised cost basis of the investment calculated in accordance with ASC 320-10-35, Investment-Debt and Equity Securities. In the event that the estimated cash flows of an investment decrease below the current amortized cost used to determine the yield, we may be required to write down the current amortized cost by projected credit losses or to fair value. We are precluded from reversing the write down for any subsequent increase in the estimated cash flows of an investment with the effect of increasing total interest income and realized loss on the investment by the amount of the write down or increase in estimated cash flows, if lower. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the amount and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate, and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying loans and the timing and magnitude of projected credit losses on the loans underlying the securities have to be estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact our estimates and interest income. As a result, actual results may differ significantly from these estimates.
Realised Gains or Losses and Unrealised Appreciation or Depreciation of Portfolio Investments
Realised gains or losses (“net realised gain (loss) on investments”) are recorded at the disposal of an investment and are the difference between the net proceeds from the sale and the cost basis of the investment using the specific identification method. We include the fair value of all financial assets received in our net proceeds in determining the realised gain or loss at disposal, including anticipated sale proceeds held in escrow at the time of sale. For an investment with a fair value of zero, we record a realised loss on the investment in the period in which we record a loss for income tax purposes.
Unrealised appreciation or depreciation (“net unrealised appreciation (depreciation) of investments”) reflects the difference between the Board of Directors’ valuation of the investment and the cost basis of the investment.
Derivative Financial Instruments
We may use interest rate and currency derivative financial instruments to manage interest rate, currency and market risk. We have policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. We do not hold or issue derivative financial instruments for speculative purposes. All derivative financial instruments are recorded at fair value with changes in value reflected in net unrealised appreciation (depreciation) of investments on the Consolidated Statements of Operations during the reporting period. For currency derivatives, the fair value is based on the estimated net present value of the future cash flows using the exchange rate in effect at the balance sheet date. The fair value of interest rate and market risk based derivative agreements is based on the estimated net present value of the future cash flows using a forward interest rate yield curve in effect as of the measurement date. The fair value of derivative financial instruments is adjusted for non-performance risk, if any, including an evaluation of our credit risk and our counterparty’s credit risk.
Our derivatives are considered economic hedges that do not qualify for hedge accounting under FASB ASC Topic 815,

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Derivatives and Hedging. We record the accrual of the periodic settlements of interest rate and currency derivatives in net unrealised appreciation (depreciation) of investments on the Consolidated Statements of Operations and subsequently record the amount in net realised gains (losses) on investments on the Consolidated Statements of Operations on the settlement date.
Distributions to Shareholders
Distributions to shareholders are recorded on the approval date.
Income Taxes
European Capital Limited is a Guernsey incorporated entity which is exempt from corporate income tax under The Income Tax (Exempt Bodies) (Guernsey) Ordinance, 1989. This exemption does not apply to its subsidiary entities.
European Capital S.A. SICAR is structured as a société d'investissement en capital à risque (‘SICAR’), a specific type of Luxembourg investment vehicle. European Capital S.A. SICAR is subject to tax in Luxembourg at a combined corporate income tax rate of 29.22% in 2014 (2013: 29.22%; 2012: 28.80%) (the rate for Luxembourg City)). However, specific tax exemptions apply to entities incorporated under the SICAR regime, the key one being that income and gains recognised by a SICAR from investments in risk bearing ‘transferable securities’ are exempt from Luxembourg corporate income taxes. We operate to structure the investments of European Capital S.A. SICAR as transferable securities and as such the majority of its income should fall within this exemption.
ECAS S.à r.l. and ECAS II S.à r.l. are Sociétés à responsabilité limitée (“S.à r.l.”), corporate companies comparable to limited liability companies. Luxembourg S.à r.l.’s are not tax transparent under Luxembourg law and as such ECAS S.à r.l. and ECAS II S.à r.l. are fully subject to corporate income tax at a combined rate of 29.22% in 2014 (2013: 29.22%; 2012: 28.80%) (the rate for Luxembourg City)) on their income. However, as a result of adjustments made under Luxembourg tax law, the taxable profits of ECAS S.à r.l. and ECAS II S.à r.l. can be lower than their accounting profits.
ECAS 2011-1 Loan B.V. is incorporated in The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid). Companies of this nature are fully subject to corporate income tax on their profits; as such ECAS 2011-1 Loan B.V. is subject to corporate income tax at a combined rate of 20% in 2014 (2013: 20%; 2012: 20%) on its taxable income.
Debt
Debt is stated at the amount payable, net of any unamortised premium or discount.
Deferred Financing Costs
Financing costs related to long-term debt obligations are deferred and amortised over the life of the debt using either the effective interest method. Deferred financing costs are included in other assets on our consolidated balance sheets.
Redeemable Preferred Shares
European Capital’s redeemable preferred shares are considered mandatorily redeemable financial instruments that are considered freestanding financial liabilities under FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” In addition, European Capital elected the fair value option for the redeemable preferred shares under FASB ASC Topic 825, “Financial Instruments.” Accordingly, European Capital records the financial liability of the redeemable preferred shares at fair value in other liabilities in the accompanying Consolidated Balance Sheets with the changes in fair value recorded in net unrealised appreciation (depreciation) of investments in the accompanying Consolidated Statements of Operations.
Foreign Exchange Gains and Losses
The consolidated accounts are presented in euro, which is the functional and reporting currency of European Capital. Foreign currency transactions are translated into the functional currency using exchange rates prevailing, or approximating thereto, at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of these transactions are recognised as foreign currency gains (losses) in the accompanying Consolidated Statements of Operations. Gains and losses arising from the translation of monetary assets and liabilities not denominated in the functional currency at period end exchange rates are recognised as foreign currency appreciation (depreciation) in the accompanying Consolidated Statements of Operations. Gains and losses arising from the translation of changes in

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

value of investments not denominated in the functional currency at period end exchange rates are recognised as net unrealised appreciation (depreciation) of investments in the accompanying Consolidated Statements of Operations.
Transfer of Financial Assets
For a transfer of financial assets to be considered a sale, the transfer must meet the sale criteria of ASC 860 under which we must surrender control over the transferred assets. The assets must be isolated from us, even in bankruptcy or other receivership; the purchaser must have the right to pledge or sell the assets transferred and we may not have an option or obligation to reacquire the assets. If the sale criteria are not met, the transfer is considered to be a secured borrowing, the assets remain on our Consolidated Balance Sheets and the sale proceeds are recognised as a liability.
Note 3. Investments
The following table shows the breakdown of the cost and fair value by asset class of our portfolio investments as of 31 December 2014 and 2013:

	31 December 2014		31 December 2013
	Cost	Fair Value	Cost	Fair Value
Senior debt	€252,633	€221,826	€262,802	€208,680
Mezzanine debt	166,613	75,386	313,395	197,027
Convertible bonds	97,952	22,889	99,573	23,091
Preferred stock	68,635	41,642	204,942	166,272
Common stock	96,688	100,504	135,694	140,626
Equity warrants	—	2,290	—	17,932
Structured Products	10,745	18,618	14,784	16,547
Total	€693,266	€483,155	€1,031,190	€770,175

The levels of fair value inputs used to measure our investments are characterised in accordance with the fair value hierarchy established by ASC 820. Where inputs for an asset or liability fall in more than one level in the fair value hierarchy, the investment is classified in its entirety based on the lowest level input that is significant to that investment’s fair value measurement. We use judgment and consider factors specific to the investment in determining the significance of an input to a fair value measurement. Our policy is to recognize transfers in and out of levels as of the beginning of each reporting period. The three levels of the fair value hierarchy and investments that fall into each of the levels are described below:

•	Level 1 inputs are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability either directly or indirectly.

•	Level 3 inputs are unobservable and cannot be corroborated by observable market data. See Note 2 for the investment valuation policies used to determine the fair value of these investments.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following fair value hierarchy tables set forth our assets and liabilities that are measured at fair value on a recurring basis by level as of 31 December 2014 and 2013:

	31 December 2014
	Level 1	Level 2	Level 3	Total
Senior debt	€—	€—	€221,826	€221,826
Mezzanine debt	—	—	75,386	75,386
Convertible bonds	—	—	22,889	22,889
Preferred stock	—	—	41,642	41,642
Common stock	—	—	100,504	100,504
Equity warrants	—	—	2,290	2,290
Structured Products	—	—	18,618	18,618
Investments at fair value	—	—	483,155	483,155
Derivative agreements	—	(3,003)	—	(3,003)
Redeemable preferred shares	—	—	(67,614)	(67,614)
Total liabilities	—	(3,003)	(67,614)	(70,617)
Total	€—	€(3,003)	€415,541	€412,538

	31 December 2013
	Level 1	Level 2	Level 3	Total
Senior debt	€—	€—	€208,680	€208,680
Mezzanine debt	—	—	197,027	197,027
Convertible bonds	—	—	23,091	23,091
Preferred stock	—	—	166,272	166,272
Common stock	—	—	140,626	140,626
Equity warrants	—	—	17,932	17,932
Structured Products	—	—	16,547	16,547
Investments at fair value	—	—	770,175	770,175
Derivative agreements	—	(1,410)	—	(1,410)
Redeemable preferred shares	—	—	(53,705)	(53,705)
Total liabilities	—	(1,410)	(53,705)	(55,115)
Total	€—	€(1,410)	€716,470	€715,060

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following tables set forth the summary of changes in the fair value of investment assets and redeemable preferred shares measured using Level 3 inputs for the years ended 31 December 2014 and 2013:

	Senior debt	Mezzanine debt	Convertible bonds	Preferred stock	Common stock	Equity warrants	Structured products	Redeemable preferred shares	Total
Balance, 31 December 2013	€208,680	€197,027	€23,091	€166,272	€140,626	€17,932	€16,547	€(53,705)	€716,470
Realised Gain (Loss) (1)	(18,829)	(25,893)	—	(1,258)	142,667	10,040	—	(17,222)	89,505
Reversal of Prior Period (Appreciation) Depreciation on Realisation (2)	23,741	27,597	—	(1,254)	(101,437)	(8,098)	—	17,222	(42,229)
Unrealised Appreciation (Depreciation) (2)(3)	(10,471)	(650)	1,419	(5,882)	70,884	(7,544)	6,111	(31,131)	22,736
Purchases (4)	85,493	18,762	(1,621)	28,714	28,343	—	2,357	—	162,048
Sales (5)	(11,123)	(14,759)	—	(156,145)	(44,236)	—	—	—	(226,263)
Settlements, net (6)	(59,940)	(129,024)	—	1,258	(142,667)	(10,040)	(6,397)	17,222	(329,588)
Exchange	4,275	2,326	—	9,937	6,324	—	—	—	22,862
Balance, 31 December 2014	€221,826	€75,386	€22,889	€41,642	€100,504	€2,290	€18,618	€(67,614)	€415,541

	Senior debt	Mezzanine debt	Convertible bonds	Preferred stock	Common stock	Equity warrants	Structured products	Redeemable preferred shares	Total
Balance, 31 December 2012	€245,014	€482,190	€20,966	€167,341	€120,008	€14,648	€17,736	€(36,393)	€1,031,510
Realised Gain (Loss) (1)	(16,665)	(47,512)	(13,763)	(3,065)	(61,324)	2,720	—	(1,372)	(140,981)
Reversal of Prior Period (Appreciation) Depreciation on Realisation (2)	8,549	41,727	13,767	2,833	67,809	(1,136)	—	1,372	134,921
Unrealised Appreciation (Depreciation) (2)(3)	42,998	95,929	(77,186)	(12,106)	74,394	4,420	3,368	(15,940)	115,877
Purchases (4)	69,569	33,754	2,126	18,041	—	12	2,155	—	125,657
Sales (5)	(37,609)	(37,412)	—	(13,178)	(57,990)	(2,732)	—	—	(148,921)
Settlements, net (6)	(101,131)	(364,212)	77,181	9,500	1,708	—	(6,712)	(1,372)	(385,038)
Exchange	(2,045)	(7,437)	—	(3,094)	(3,979)	—	—	—	(16,555)
Balance, 31 December 2013	€208,680	€197,027	€23,091	€166,272	€140,626	€17,932	€16,547	€(53,705)	€716,470

(1) Included in net realised gains (losses) on investments in the Consolidated Statements of Operations. Excludes gains (losses) on foreign currency transactions on assets and liabilities that are denominated in a foreign currency. Also, excludes realised gains (losses) from other assets and liabilities not measured at fair value.
(2) Included in net unrealised (depreciation) appreciation of investments in the Consolidated Statements of Operations.
(3) Excludes unrealised appreciation (depreciation) related to foreign currency translation of assets and liabilities not measured at fair value that are denominated in a foreign currency.
(4) Includes increases in the cost basis of investments resulting from new and add-on portfolio investments, the accrual or allowance of PIK interest or cumulative dividends and the amortisation of discounts, premiums and closing fees.
(5) Includes the sale of equity investments, collection of cumulative dividends, loan syndications and loan sales.
(6) Includes principal repayments on debt investments, collection of PIK interest, collection of accreted loan discounts, the exchange of one or more existing securities for one or more new securities.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Significant Unobservable Inputs
The following table summarises the significant unobservable inputs in the fair value measurements of our Level 3 investments and redeemable preferred shares by category of investment and valuation technique as of 31 December 2014:

				Range
	Fair Value	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
ENTERPRISE VALUE WATERFALL METHODOLOGY
Senior Debt	€14,945	Discounted cash flow	Weighted average cost of capital	11%	19%	15%
			Long-term growth rate	2%	3%	2%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(55%)	(30%)	(47%)
			Control premium	14%	14%	14%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(20%)	5%	(13%)
Mezzanine Debt	50,190	Discounted cash flow	Weighted average cost of capital	11%	26%	13%
			Long-term growth rate	2%	3%	2%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(55%)	(15%)	(51%)
			Control premium	12%	14%	14%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(30%)	5%	(4%)
Preferred Equity and Convertible Bonds	64,531	Discounted cash flow	Weighted average cost of capital	12%	26%	13%
			Long-term growth rate	2%	4%	3%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(55%)	5%	(16%)
			Control premium	10%	14%	10%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(20%)	5%	(14%)
Common Stock	100,504	Discounted cash flow	Weighted average cost of capital	10%	15%	13%
			Long-term growth rate	2%	4%	3%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(55%)	5%	(19%)
			Control premium	10%	14%	10%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(20%)	15%	(5%)
Equity Warrants	2,290	Discounted cash flow	Weighted average cost of capital	10%	14%	14%
			Long-term growth rate	2%	2%	2%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(10%)	(5%)	(10%)
			Control premium	N.A.	N.A.	N.A.
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(30%)	—%	(30%)
Redeemable Preferred Shares	(67,614)	Discounted cash flow	Weighted average cost of capital	11%	11%	11%
			(Discount) due to lack of control and marketability	(30%)	(10%)	(30%)

MARKET YIELD VALUATION METHODOLOGY
Senior Debt	206,881	Discounted cash flow	Market yield	5%	14%	10%
			Time to exit (Yrs)	1.6 yrs	4.0 yrs	3.3 yrs
Mezzanine Debt	25,196	Discounted cash flow	Market yield	13%	22%	16%
			Time to exit (Yrs)	0.8 yrs	4.0 yrs	3.0 yrs
Structured Products	18,618	Discounted cash flow	Discount rate	6%	12%	11%
			Constant Prepayment Rate	30%	30%	30%
			Constant Default Rate	2%	2%	2%
Total	€415,541

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following table summarises the significant unobservable inputs in the fair value measurements of our Level 3 investments and redeemable preferred shares by category of investment and valuation technique as of 31 December 2013:

				Range
	Fair Value	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
ENTERPRISE VALUE WATERFALL METHODOLOGY
Senior Debt	€19,045	Discounted cash flow	Weighted average cost of capital	12%	17%	15%
			Long-term growth rate	2%	3%	3%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(50%)	(25%)	(37%)
			Control premium	17%	17%	17%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(50%)	10%	(10%)
Mezzanine Debt	54,694	Discounted cash flow	Weighted average cost of capital	11%	28%	13%
			Long-term growth rate	2%	4%	3%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(60%)	(5%)	(32%)
			Control premium	14%	22%	17%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(50%)	10%	(2%)
Preferred Equity	181,495	Discounted cash flow	Weighted average cost of capital	8%	28%	13%
			Long-term growth rate	3%	4%	4%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(45%)	13%	(24%)
			Control premium	8%	22%	18%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(30%)	25%	(14%)
Common Stock	140,626	Discounted cash flow	Weighted average cost of capital	8%	28%	12%
			Long-term growth rate	2%	4%	4%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(55%)	13%	(24%)
			Control premium	8%	22%	20%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(35%)	25%	(17%)
Equity Warrants	17,932	Discounted cash flow	Weighted average cost of capital	11%	12%	12%
			Long-term growth rate	4%	4%	4%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(30%)	—%	(7%)
			Control premium	22%	22%	22%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(35%)	(25%)	(25%)
Redeemable Preferred Shares	(53,705)	Discounted cash flow	Weighted average cost of capital	17%	17%	17%
			(Discount) due to lack of control and marketability	(30%)	(30%)	(30%)

MARKET YIELD VALUATION METHODOLOGY
Senior Debt	189,635	Discounted cash flow	Market yield	7%	19%	11%
			Time to exit (Yrs)	2.7 yrs	4.0 yrs	3.5 yrs
Mezzanine Debt	142,333	Discounted cash flow	Market yield	10%	23%	14%
			Time to exit (Yrs)	0.3 yrs	4.0 yrs	1.9 yrs
Preferred Equity	7,868	Discounted cash flow	Market yield	14%	16%	15%
			Time to exit (Yrs)	0.3 yrs	0.3 yrs	0.3 yrs
Structured Products	16,547	Discounted cash flow	Discount rate	10%	12%	11%
			Constant Prepayment Rate	30%	30%	30%
			Constant Default Rate	20%	20%	20%
Total	€716,470

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

As of 31 December 2014, twelve (2013: eight) portfolio companies with loans at cost totalling €275,653 (2013: €151,068) and at fair value totalling €59,196 (2013: €18,623) were on non-accrual status and €Nil were past due (2013: €372).
The following table show the composition summaries of our investment portfolio at cost and fair value as a percentage of total investments as of 31 December 2014 and 31 December 2013:

	31 December 2014	31 December 2013
COST
Senior debt	36.4%	25.5%
Mezzanine debt	24.0%	30.4%
Convertible bonds	14.1%	9.6%
Common equity	14.0%	13.2%
Preferred equity	9.9%	19.9%
Structured Products	1.6%	1.4%
Equity warrants	—%	—%
	100.0%	100.0%

	31 December 2014	31 December 2013
FAIR VALUE
Senior debt	45.9%	27.1%
Common equity	20.8%	18.3%
Mezzanine debt	15.6%	25.6%
Preferred equity	8.6%	21.6%
Convertible bonds	4.7%	3.0%
Structured Products	3.9%	2.1%
Equity warrants	0.5%	2.3%
	100.0%	100.0%

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

We use the Global Industry Classification Standard (“GICS®”) for classifying the industry groupings of our portfolio companies. The GICS® was developed by MSCI, an independent provider of global indexes and benchmark-related products and services, and Standard & Poor’s, an independent international financial data and investment services company and provider of global equity indexes. The following table shows the portfolio composition by industry grouping at cost and at fair value as a percentage of total investments as of 31 December 2014 and 31 December 2013:

	31 December 2014	31 December 2013
COST
Household Durables	18.1%	12.0%
Textiles, Apparel & Luxury Goods	11.9%	7.9%
Leisure Equipment & Products	8.9%	—%
Commercial Services & Supplies	8.5%	11.4%
Health Care Equipment & Supplies	8.0%	5.4%
Marine	7.9%	4.9%
Diversified Consumer Services	7.3%	3.6%
Software	6.7%	5.1%
Machinery	5.7%	3.7%
Building Products	4.3%	3.8%
Energy Equipment & Services	3.2%	2.0%
Air Freight & Logistics	2.4%	1.6%
Food Products	2.2%	6.0%
Diversified Financial Services	1.6%	4.0%
Specialty Retail	1.5%	7.0%
Hotels, Restaurants & Leisure	1.5%	1.3%
Chemicals	0.6%	2.8%
Household Products	—%	11.5%
Electronic Equipment, Instruments & Components	—%	1.1%
Oil, Gas & Consumable Fuels	—%	4.9%
	100.0%	100.0%

	31 December 2014	31 December 2013
FAIR VALUE
Household Durables	23.9%	7.0%
Textiles, Apparel & Luxury Goods	14.7%	9.8%
Leisure Equipment & Products	12.1%	—%
Diversified Consumer Services	10.1%	4.9%
Commercial Services & Supplies	8.4%	6.2%
Building Products	6.0%	6.6%
Software	5.7%	4.1%
Energy Equipment & Services	4.5%	2.5%
Diversified Financial Services	3.9%	5.6%
Food Products	2.7%	7.7%
Hotels, Restaurants & Leisure	2.1%	1.3%
Health Care Equipment & Supplies	1.6%	1.1%
Machinery	1.4%	0.6%
Air Freight & Logistics	1.0%	0.5%
Other	1.8%	0.9%
Electronic Equipment, Instruments & Components	—%	1.4%
Household Products	—%	27.3%
Specialty Retail	—%	6.1%
Oil, Gas & Consumable Fuels	—%	6.4%
	100.0%	100.0%

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following table shows the portfolio composition by geographic location at cost and at fair value as a percentage of total investments, excluding Structured Products as of 31 December 2014 and 31 December 2013. The geographic composition is determined by the country of incorporation of the company issuing the security.

	31 December 2014	31 December 2013
COST
France	64.1%	45.9%
United Kingdom	23.1%	37.1%
USA	8.0%	5.3%
Germany	2.7%	8.7%
Sweden	2.1%	3.0%
	100.0%	100.0%

	31 December 2014	31 December 2013
FAIR VALUE
United Kingdom	30.9%	49.8%
France	66.1%	40.5%
Germany	3.0%	8.3%
Sweden	—%	1.4%
	100.0%	100.0%
Note 4. Derivatives
Where required, we enter into interest rate and foreign exchange swap agreements to manage interest rate and foreign currency risk and previously to fulfil obligations under the terms of our asset securitisations. We may also enter into other derivative agreements such as total return swaps. As of 31 December 2014, we did not have any obligations under asset securitisations and therefore no open positions in relation to interest rate or foreign exchange swap agreements. We do not hold or issue interest rate or foreign exchange swap agreements for speculative purposes. As of 31 December 2014 European Capital had a liability position of €3,003 (2013: €1,410) in relation to a total return swap with American Capital concerning one of European Capital’s current investments. The amount of this liability position is subject to change and is based on the valuation of the underlying investment. Under the terms of the agreement it is due for settlement only on ultimate disposal of the underlying investment.

We fair value our derivatives in accordance with ASC 820. All derivative financial instruments are recorded at fair value with changes in value reflected in net unrealised appreciation (depreciation) of investments during the reporting period. The fair value of our swap agreements is based on an income approach using a discounted cash flow methodology. Significant inputs to the discounted future cash flow methodology include forward interest rate yield curves and exchange rates in effect as of the end of the measurement period and an evaluation of both our and our counterparty’s credit risk that consider collateral requirements, credit enhancements and the impact of netting arrangements.
We may enter into foreign exchange swap agreements where we generally receive a floating rate based on EURIBOR and pay a floating rate based on the appropriate index of the non-euro currency. The fair value of our foreign exchange derivative agreements are identified as separate items on our Consolidated Balance Sheets. There are no credit risk-related contingent features contained in any of our derivative transactions. We exited all such foreign exchange swap agreements during the year ended 31 December 2013.
We record the accrual of periodic interest settlements of interest rate swap agreements in net unrealised appreciation (depreciation) of investments and subsequently record the cash payments as a net realised gain (loss) on investments on the interest settlement date, offset by a reversal of unrealised appreciation or depreciation. The cash payments are classified under investing activities in our Consolidated Statements of Cash Flows. Cash payments received or paid for the termination of an interest rate swap agreement are recorded as a realised gain or loss upon termination in our Consolidated Statements of Operations and are classified under investing activities in our Consolidated Statements of Cash Flows.
During the year ended 31 December 2014, we recorded €1,477 net unrealised depreciation (2013: €2,753 of net unrealised depreciation; 2012: €7,079 of net unrealised appreciation), from derivative agreements in the financial statement line item net unrealised appreciation (depreciation) of investments in our Consolidated Statements of

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Operations.
During the year ended 31 December 2014, we recorded a net realised loss of €Nil (2013: €18,030 of net realised loss; 2012: €6,597 of net realised loss), in the financial statement line item net realised losses on investments in our Consolidated Statements of Operations. During the year ended 31 December 2014, cash termination payments and receipts totalling €Nil (2013: €14,080; 2012: €4,093) and €Nil (2013: €Nil; 2012: €231) respectively, were made and received to settle terminated derivative agreements, which are recorded as a net realised loss in the financial statement line item net realised losses on investments in our Consolidated Statements of Operations.
Note 5. Debt
Our debt obligations, including accrued interest and unused commitment fees recorded at cost, consisted of the following:

	31 December 2014	31 December 2013
Unsecured senior notes, Series 2006-I, €52,000 (maturing 2022)	€52,250	€52,262
Unsecured senior notes, Series 2007-I, $37,500 (maturing 2022)	30,851	27,446
Unsecured senior notes, Series 2007-II, $37,500 (maturing 2022)	30,851	27,446
Total	€113,952	€107,154
The weighted average debt balance for the year ended 31 December 2014 was €108,538 (2013: €289,663). The weighted average interest rate on all of our borrowings, including amortisation of deferred financing costs, for the year ended 31 December 2014 was 3.3% (2013: 5.2%; 2012: 5.3%). All covenants were complied with as of 31 December 2014 and 31 December 2013.
As of 31 December 2014, the aggregate fair value of the above borrowings was €122,079 (2013: €70,828). The fair values of our debt obligations are determined in accordance with ASC 820, which defines fair value in terms of the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions and are measured using Level 3 inputs. It assumes that the liability is transferred to a market participant at the measurement date and that the non-performance risk relating to that liability is the same before and after the transfer. Non-performance risk refers to the risk that the obligation will not be fulfilled and affects the value at which the liability is transferred. The fair value of our debt obligations is valued at the closing market quotes as of the measurement date estimated based upon market interest rates for entities with similar credit risk, adjusted for non-performance risk, if any, based on quantitative and/or qualitative evaluation of our credit risk.
Future Debt Maturities
The expected maturities of our debt obligations as of 31 December 2014 were as follows.

2015	€250
2016	—
2017	—
2018	—
2019	—
Thereafter	113,702
Total	€113,952
Unsecured Senior Notes
In December 2006, European Capital S.A. SICAR entered into a note purchase agreement to issue €52,000 of senior unsecured fifteen-year notes to accredited investors in a private placement offering (Series 2006-1). The unsecured notes had a fixed interest rate of 6.80% until January 2012 and thereafter have a floating rate of EURIBOR plus 2.75% until the maturity of the notes in January 2022.
In January 2007, European Capital S.A. SICAR entered into a note purchase agreement to issue $37,500 of senior unsecured notes due July 2022 to accredited investors in a private placement offering (Series 2007-I). The unsecured notes had a fixed interest rate of 8.02% until July 2012 and thereafter have a floating rate of LIBOR plus 2.75% until the maturity of the notes in July 2022.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

In March 2007, European Capital S.A. SICAR entered into a note purchase agreement to issue $37,500 of senior unsecured notes due July 2022 to accredited investors in a private placement offering (Series 2007-II). The unsecured notes had a fixed interest rate of 7.62% until July 2012 and thereafter have a floating rate of LIBOR plus 2.75% until the maturity of the notes in July 2022.
The above unsecured senior notes contain covenants that, among other things, require that European Capital maintain a minimum consolidated tangible net worth of €225 million, plus 50% of any equity issued by European Capital Limited after the issuance of the applicable notes, which equals €483,834 as of 31 December 2014 (2013: €483,834) for each class of notes, require the interest charge cover meet a minimum threshold depending on the ratio of earnings before interest and tax (“EBIT”) to interest expense (currently a minimum of 1.25 to 1) and a maximum debt to equity ratio of 4:1. The notes also contain cross-default provisions to debt of European Capital of $15 million or more. As of 31 December 2014 and 31 December 2013, European Capital was in compliance with all covenants for these notes.
As part of these note purchase agreements, European Capital Limited guarantees to the note holders the payment in full, when due, of all payment obligations. The guarantee will remain in force until the termination of the note purchase agreements and the payment in full of amounts owing to the note holders under the agreements.
Unsecured Revolving Credit Facility
In February 2008, European Capital S.A. SICAR entered into an unsecured revolving credit facility with American Capital (“Facility A”), with a total commitment of $400,000 with an original maturity in February 2011. From 1 January 2010 until the maturity of the facility, interest is charged at a floating rate of US LIBOR plus a margin of 7.00% payable in kind. An unused commitment fee of 0.20% is also charged. In March 2011, Facility A was amended, which changed the total facility amount to $150,000 and extended the maturity to 31 December 2013. In July 2011, Facility A was amended to decrease the total facility amount to $100,000. In May 2012, Facility A was amended to remove the possibility to use the Facility by way of letter of credit. In November 2012, Facility A was amended to extend the maturity to 30 June 2015. In December 2012, Facility A was amended to increase the total facility amount to $150,000. In November 2013, Facility A was amended to decrease the total facility amount to $75,000. There were no outstanding balances against the Facility and all covenants were complied with as of 31 December 2014 and 31 December 2013.
2011-1 Loan B.V. Securitisation
In June 2011, European Capital completed an €864,190 asset securitisation. In connection with the transaction ECAS 2011-1 Loan B.V., an entity consolidated by European Capital Limited, issued €288,000 Senior Secured Floating Rate Notes, €415,000 Class B Notes and €161,190 Subordinated Notes. The Senior Secured Floating Rate Notes were sold to institutional investors at a discount of 1% of par and are shown on the Consolidated Balance Sheets net of the unamortised original issue discount. European Capital retained the Class B Notes and the Subordinated Notes. The notes were collateralised by the assets of ECAS 2011-1 Loan B.V. that had a fair value as of 31 December 2014 of €Nil (2013: €Nil).
The Senior Secured Floating Rate Notes had a floating rate of EURIBOR plus a margin of 3.20%, payable semi-annually. The senior notes were admitted to the Daily Official List of the Irish Stock Exchange.
The notes contained customary default provisions and were due to mature in June 2024, unless redeemed or repaid prior to such date.
Principal proceeds received on the underlying collateral were available to be reinvested during the reinvestment period provided that the reinvestment was in assets that are in compliance with certain criteria and took place before the third quarterly payment date following the date of the principal repayment. The reinvestment period was for two years after the date of the securitisation, with the final reinvestment to be completed prior to December 2013. If reinvestment had not taken place then the principal proceeds were first used to pay down the senior class notes.
If a collateralised asset became a defaulted obligation, and its market value was less than 80%, and the underlying borrower was subject to insolvency proceedings and is not currently paying interest and principal as required, we were required to deposit into a reserve account interest receipts equal to the principal amount of the defaulted collateral before payment may be made to the Subordinated Notes retained by European Capital. During the year ended 31 December 2013, the Senior Secured Floating Rate Notes were repaid in full. The majority of assets remaining, after the repayment, in the ECAS 2011-1 Loan B.V. were transferred at fair value to affiliated group companies, namely European Capital S.A. SICAR and ECAS S.à r.l. In consideration for assets transferred, ECAS 2011-1 Loan B.V.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

partially repaid the Class B Notes and the Subordinated Notes held by European Capital S.A. SICAR.

The 2011-1 Loan B.V was liquidated on 08 January 2015.
Note 6. Other liabilities

	31 December 2014	31 December 2013
Redeemable Preferred Shares (see Note 7.)	€67,614	€53,705
Other	728	1,026
Total	€68,342	€54,731
Note 7. Redeemable Preferred Shares
European Capital has issued restricted mandatorily redeemable preferred shares (“Redeemable Preferred Shares”) to participating employees of subsidiary companies of its manager, European Capital Asset Management Limited (“ECAM”), a wholly owned subsidiary of ACAM, under Long-Term Incentive Plans (the “Plans” ) for an issue price determined at the time of issuance. The Plans have a 5-year vesting period. The Redeemable Preferred Shares are subdivided into subclasses of shares. The redemption value of each sub-class of Redeemable Preferred Shares, if any, is calculated using a predetermined formula and is based on the net liquidity proceeds, as defined in the Plans, on the exit of specifically referenced investments of European Capital in excess of certain hurdle rates. The Plans have annual calculation and redemption dates through December 31, 2018 and March 1, 2019, respectively, for sub-classes A, B and C and December 31, 2023 and March 1, 2024, respectively, for sub-classes D, E and F. Redeemable Preferred Shares related to specifically referenced investments not exited at the final annual calculation date will be redeemed after the receipt of subsequent net liquidity proceeds or, if specifically referenced investments that remain on January 1, 2020 for sub-classes A, B and C and January 1, 2025 for sub-classes D, E and F, will be redeemed based on the realizable value of the remaining referenced investments. European Capital elected to recognize the Redeemable Preferred Shares at fair value in accordance with FASB ASC Topic 825, Financial Instruments (“ASC 825”).

The holders of the Redeemable Preferred Shares have no rights to participate or receive notice of any general meeting of European Capital and the shares are generally not transferable. The Redeemable Preferred Shares have no rights to receive dividends, and on the dissolution of European Capital, holders of the Redeemable Preferred Shares only receive the amounts originally paid for their shares. During the quarter ended December 31, 2014, European Capital did not issue or redeem any Redeemable Preferred Shares.
The fair value of the Redeemable Preferred Shares is calculated as of December 31, 2014 using the net present value of the estimated future cash flows of the underlying European Capital investments with discounts applied for equity risk, liquidity risk, credit risk, minority interests, lack of marketability and a forfeiture rate. The fair value of the Redeemable Preferred Shares included in our consolidated balance sheets as of December 31, 2014 was €67,614. The fair value of the underlying European Capital held investments included in the LTIP schemes as of December 31, 2014 was €482,701. As of December 31, 2014, the redemption amount for 2015 is expected to be approximately €42,597.

The table below represents the movements in the number of shares issued and redeemed during the years ended 31 December 2014 and 2013:

	Class A	Class B	Class C	Class D	Class E	Class F	Total
As of 31 December 2012	550	551	787	100	100	100	2,188
Shares Issued	—	—	—	—	—	—	—
Shares Redeemed	(69)	(69)	(99)	—	—	—	(237)
As of 31 December 2013	481	482	688	100	100	100	1,951
Shares Issued	—	—	—	—	—	—	—
Shares Redeemed	(69)	(69)	(99)	—	—	—	(237)
As of 31 December 2014	412	413	589	100	100	100	1,714

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 8. Shareholder’s Equity
Our ordinary share activity for the years ended 31 December 2014 and 2013 was as follows:

	2014	2013
	No. of shares
Outstanding at beginning of period	159,443	159,443
Outstanding at the end of the period	159,443	159,443
Movement in Shareholders' Equity

	Share Capital	Undistributed Net Realised Earnings	Net Unrealised Foreign Currency Depreciation	Net Unrealised Appreciation (Depreciation) of Investments	Total Shareholders Equity
Balance as of 31 December 2011	€224,475	€1,078,718	€(110,079)	€(566,378)	€626,736
Increase in net assets resulting from operations	—	19,650	8,989	49,425	78,064
Balance as of 31 December 2012	224,475	1,098,368	(101,090)	(516,953)	704,800
(Decrease) increase in net assets resulting from operations	—	(132,805)	20,021	256,862	144,078
Distribution to Shareholders	—	(130,000)	—	—	(130,000)
Balance as of 31 December 2013	224,475	835,563	(81,069)	(260,091)	718,878
Increase (decrease) in net assets resulting from operations	—	93,546	48,091	(21,401)	120,236
Distribution to Shareholders	—	(275,000)	—	—	(275,000)
Balance as of 31 December 2014	€224,475	€654,109	€(32,978)	€(281,492)	€564,114

Distributions
Distributions for the year ended 31 December 2014 were approved on the following dates:

21 March 2014	€75,000
22 May 2014	25,000
29 September 2014	100,000
19 December 2014	75,000
Total	€275,000

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 9. Operating Revenue
We derive the majority of our operating revenue by investing in senior and mezzanine debt and equity of middle market companies with attractive current yields and/or potential for equity appreciation and realised gains. We also derive operating revenue from investing in Structured Products. Operating revenue consisted of the following:

	Year ended 31 December
	2014	2013	2012
Interest income on debt investments	€27,710	€61,675	€43,588
Dividend income on portfolio investments	18,305	20,130	22,956
Interest income on Structured Products	2,358	2,154	2,007
Interest income on bank deposits	419	275	676
Fee and other income	1,275	917	723
Total	€50,067	€85,151	€69,950
Note 10. Management Fee and Reimbursed Expenses
European Capital and the Investment Manager entered into an Investment Management Agreement dated 17 August 2007 under which the Investment Manager will provide management and other services to European Capital. Under the terms of the Investment Management Agreement, the Investment Manager is paid (i) a management fee of 2% per annum of the weighted average monthly value of European Capital’s investments at fair value, (ii) an incentive fee equal to 100% per annum of the net earnings (before incentive fee) in excess of a return of 8% but less than a return of 10% and 20% of the net earnings thereafter; the return is calculated on a last twelve month basis and (iii) certain expenses incurred by the Investment Manager on European Capital’s behalf, which are not to exceed a cap of 0.25% per annum of the weighted average monthly value of European Capital’s investments. In addition, under the terms of the Investment Management Agreement, all of the transaction fees from portfolio companies will accrue to the Investment Manager.
The agreement was amended so that during 2012, 2013 and 2014, the incentive fee due to the Investment Manager was waived.
The Investment Management Agreement will continue indefinitely but may be terminated by giving not less than twenty-four months’ written notice and such a notice is effective only if the holders of a simple majority of the issued ordinary shares, excluding any such shares held by American Capital, have agreed by vote at a general meeting. In such circumstances, we will remain obliged to pay the management fees and incentive fees which would have been payable in respect of the twenty-four month notice period. The Investment Manager is also entitled to terminate the Investment Management Agreement in certain circumstances.
The fees charged by the Investment Manager for the year ended 31 December 2014 were €16,341 (2013: €21,499; 2012: €22,695). The amount outstanding shown as due to European Capital Asset Management Limited as of 31 December 2014 was €1,296 (2013: €2,377).
Note 11. Loans to Investment Manager Employees
European Capital made loans to employees of the Investment Manager in the form of non-recourse notes to purchase the common stock of American Capital from December 2005 to February 2007. The Original loans are denominated in US dollars, bear interest at the Applicable Federal Rate at the date of grant, and were repayable from April 2014 through March 2016. In 2010, the employees waived their right to exercise the written put option following which the shares associated with this arrangement can be sold by European Capital and used to repay the loans.
Following the employees waiving the right to exercise the put option, the fair value of these loans is determined by reducing the principal of the loans to the fair value of the shares of American Capital associated with this arrangement. The amount outstanding on these loans as of 31 December 2014 was €7,088 (2013: €6,006). As of 31 December 2014, the fair value of the shares of American Capital based on the closing market quote was €2,823 (2013: €2,645), which is recorded in other assets on the Consolidated Balance Sheets. The revaluation of the shares at the balance sheet date has resulted in depreciation of €432 (2013: appreciation of €348; 2012: appreciation of €692), which is included in net unrealised appreciation (depreciation) of investments in the Consolidated Statements of Operations.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The interest earned on these loans for the year ended 31 December 2014 was €266 (2013: €264; 2012: €259).
In March 2014, after agreement with the employees the loans expiring in 2014 were extended by four years and the interest rate was reset at 3.5%. Loans with maturity dates in 2015 through to March 2016 will be extended for a period of four years with the agreement of the employees.
Note 12. Income Taxes
The income tax expense provision for the year ended 31 December 2014 was €151 (2013: €114; 2012: €50). The income tax provision was comprised of €135 (2013: €103; 2012: €40) of corporate income taxes incurred in Luxembourg, €10 (2013: €3; 2012: €2) of corporate income taxes incurred in France, and €6 (2013: €8; 2012: €8) of corporate income tax incurred in The Netherlands. There was no deferred tax provision in the year ended 31 December 2014 (2013: Nil; 2012: Nil).
Note 13. Related Parties
The Investment Manager is an indirect wholly-owned affiliate of American Capital which owns 100% of the ordinary shares of European Capital Limited as of 31 December 2014. The Investment Manager for the year ended 31 December 2014 charged European Capital €16,341 (2013: €21,499; 2012: €22,695) for management fees. The amount outstanding shown as due to European Capital Asset Management Limited as of 31 December 2014 was €1,296 (2013: €2,377).
During the year ended 31 December 2014, European Capital accrued interest and unused commitment fees shown as Interest of €114 (2013: €4,692; 2012: €4,881) under the unsecured revolving credit facilities with American Capital. As of 31 December 2014, the outstanding balance was €Nil ($Nil) (2013: €Nil ($Nil)). In March 2011, the unsecured revolving credit facility with American Capital was amended to change the total facility amount to $150,000 and extend the maturity to 31 December 2013. In November 2012, the unsecured revolving credit facility with American Capital was amended to extend the maturity to 30 June 2015. In December 2012, the facility was amended to increase the total facility amount to $150,000. In November 2013, the facility was amended to decrease the total facility amount to $75,000.
European Capital has made loans to certain employees of the Investment Manager. The amount outstanding on these loans as of 31 December 2014 was €7,088 (2013: €6,006). The interest earned on these loans for the year ended 31 December 2014 was €266 (2013: €264) as shown in Note 11.
In March 2014, an aggregate of 237 Class A, Class B and Class C redeemable preferred shares (2013: 237), which were issued as part of a long term incentive scheme were redeemed from employees of the Investment Manager at €17,222 (2013: €1,372). See Note 7.
As of 31 December 2014, European Capital was in a liability position of €3,003 (2013: €1,410) in relation to a total return swap with American Capital concerning one of European Capital’s current investments. The amount of this liability position is subject to change and is based on the valuation of the underlying investment. Under the terms of the agreement, it is due for settlement only on ultimate disposal of the underlying investment.
During the year ended 31 December 2011 European Capital completed an €864,190 asset securitisation. In connection with the transaction ECAS 2011-1 Loan B.V., an entity consolidated by European Capital Limited, issued €288,000 Senior Secured Floating Rate Notes, €415,000 Class B Notes and €161,190 Subordinated Notes. European Capital retained the Class B Notes and the Subordinated Notes. Investments were transferred from existing affiliated companies, namely European Capital S.A. SICAR, ECAS S.à r.l., ECAS II S.à r.l. and ECAS 2007-1 Loan B.V., to ECAS 2011-1 Loan B.V. In consideration for the transfer of assets to ECAS 2011-1 Loan B.V. the other affiliates received a combination of cash, Class B Notes and Subordinated Notes, using this to pay down external debt or inter company debt.
Corporate administration costs are provided to the Company by Heritage International Fund Managers Limited (effective 1 July 2013) (formerly State Street (Guernsey) Limited), including the provision of the secretarial services and one company director, Norman Amey.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 14. Commitments and Contingencies
In the normal course of business, we enter into contractual agreements that provide general indemnifications against losses, costs, claims and liabilities arising from the performance of individual obligations under such agreements. We have had no prior claims or payments pursuant to such agreements. Our maximum potential exposure under these arrangements is not estimable, as this would involve future claims that may be made against us that have not yet occurred. However, based on our experience, we expect the risk of loss to be remote.

We are a party to certain legal proceedings incidental to the normal course of our business, including the enforcement of our rights under contracts with our portfolio companies. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect on our financial condition or results of operations.

In the normal course of business, we make commitments under loan and financing agreements to fund portfolio companies and undrawn credit facilities. As of 31 December 2014, we had commitments under loan and financing agreements to fund up to €254,946 to four portfolio companies and 2 managed funds (2013: €10,700, three portfolio companies). These commitments are primarily composed of working capital credit facilities, acquisition credit facilities and subscription agreements. The commitments are generally subject to the borrowers meeting certain criteria such as compliance with covenants and availability under borrowing base thresholds. The terms of the borrowings and financings subject to commitment are comparable to the terms of other loan and equity securities in our portfolio.
Note 15. Subsequent Events
Management has evaluated subsequent events through 2 March 2015, the date the financial statements were available to be issued, and no subsequent events were identified which required accrual or disclosure in these financial statements.